Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES PAYMENT OF PREFERRED DIVIDENDS

FOR IMMEDIATE RELEASE
June 30, 2010

COEUR D’ALENE, IDAHO -- On May 25, 2010, Hecla Mining Company (NYSE:HL) announced that its Board of Directors elected to declare the regular quarterly dividend on the outstanding 6.5% Mandatory Convertible Preferred Stock in the amount of $1.625 per share and to pay such dividend in common stock of Hecla, for a total amount of approximately $3.27 million of common stock (with cash for fractional shares).

Each holder of the 6.5% Mandatory Convertible Preferred Stock will receive 0.3004 shares of common stock per share of Mandatory Convertible Preferred Stock. The value of the shares of common stock issued as dividends was calculated at 97% of the average of the closing prices of Hecla common stock over the five consecutive trading day period ending on the second trading day immediately preceding the dividend payment date of July 1, 2010. There will be no fractional shares issued, so a cash adjustment will be paid to each holder that would be entitled to a fraction of a share of common stock (based on a price of $5.58 per share of common stock, the average of the closing prices of Hecla common stock over the five consecutive trading day period ending on the second trading day immediately preceding the dividend payment date). There are a total of 2,012,500 shares of 6.5% Mandatory Convertible Preferred Stock outstanding. Hecla will capitalize retained earnings for the fair market value of the shares of common stock to be issued as dividends. Sale of the shares of common stock received as a dividend by a holder will reduce a holder's proportionate equity in the company.

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 119-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Contact:  Don Poirier, vice president – corporate development, 208/769-4128
Hecla's Home Page can be accessed on the Internet at www.hecla-mining.com.